Exhibit 99.1

FOR IMMEDIATE RELEASE

HyreCar Appoints Marketing Industry Veteran Brooke
Skinner Ricketts As Independent Director

Cars.com’s Chief Marketing Officer, Mrs. Skinner Ricketts, Adds Invaluable Marketing and
Automotive Industry Expertise

LOS ANGELES, JULY 25, 2018 - HyreCar, Inc. (Nasdaq: HYRE), the carsharing marketplace for ridesharing, today announced that Brooke Skinner Ricketts has joined its board of directors, effective July 23, 2018.

Mrs. Skinner Ricketts brings nearly two decades of relevant marketing and automotive industry expertise to HyreCar, and currently serves as Chief Marketing Officer for Cars.com. Prior to Cars.com, Mrs. Skinner Ricketts served as vice president of brand and design Avant, an online fintech platform that provides credit alternatives consumers. Previously, Mrs. Skinner Ricketts was head of brand strategy at Twitter, responsible for revenue-driving creative ideas for Fortune 200 clients.

“Brooke brings a wealth of invaluable experience and strategy to our board of directors,” said Joe Furnari, Chief Executive Officer of HyreCar. “Her tenure at industry leading technology companies, such as Cars.com, has been focused on ensuring that their digital marketplaces are well trusted by both consumers and partners, while enhancing the overall brand and image. We are eager to leverage her experience as we gain critical mass and grow our peer-to-peer ridesharing platform.”

“I’m excited to join HyreCar’s team as a director.” said Skinner Ricketts. “I look forward to contributing to HyreCar’s growth and success. The automotive industry is evolving rapidly and HyreCar is at the forefront transforming the industry with an incredibly relevant solution.”

About HyreCar

HyreCar, Inc. (Nasdaq: HYRE) actively operates in 34 states plus Washington, D.C. The carsharing marketplace for ridesharing was created to leverage technology and establish a presence in automotive asset sharing. Drivers and vehicle owners alike can utilize the platform to create an opportunity for themselves where one did not previously exist. By providing a safe, secure, and reliable marketplace, HyreCar helps both parties come together– one driver, one vehicle, one road at a time. For more information, please visit www.hyrecar.com.

Forward Looking Statements

Statements in this release concerning HyreCar’s future expectations and plans, including without limitation, HyreCar’s expectations regarding its future results, performance, prospects and opportunities, may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions You should not place reliance on these forward looking statements, which include words such as “believe,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in HyreCar’s prospectus, dated June 26, 2018, that was filed with the U.S. Securities and Exchange Commission under File No. 333-225157, as well as discussions of potential risks, uncertainties, and other important factors in HyreCar’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Relations: Ronjini Joshua The Silver Telegram HyreCar@thesilvertelegram.com	Investor Contact: Ted Haberfield President ,MZ Group - MZ North America HYRE@mzgroup.us Web: www.mzgroup.us